Exhibit 99.1

PRESS CONTACT:
Ralph A. Beattie, Chief Financial Officer
Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION

REPORTS FIRST QUARTER 2014 RESULTS

DALLAS – (BUSINESS WIRE) – May 6, 2014 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating and financial results for the first quarter of 2014. Company highlights for the first quarter include:

Operating and Financial Summary (see Non-GAAP Financial Measures below)

•	Revenue in the first quarter of 2014 increased 6.5% to $91.9 million, an increase of $5.6 million from the first quarter of 2013.

•	Average monthly rent for the consolidated communities increased 2.1% to $3,126 per occupied unit in the first quarter of 2014, an increase of $64 per occupied unit from the first quarter of 2013.

•	Adjusted net income for the first quarter of 2014 was $0.2 million or $0.01 per share, excluding non-recurring or non-economic items reconciled on the final page of this release. This compares to a net loss of $4.6 million, or $0.16 per share, before adjusting for these non-recurring or non-economic items.

•	Adjusted EBITDAR increased 1.7% to $31.0 million in the first quarter of 2014, excluding two continuing care retirement communities (“CCRC’s”) that are being re-positioned.

•	Adjusted Cash From Facility Operations (“CFFO”) was $7.9 million or $0.28 per share in the first quarter of 2014, excluding the two CCRC’s that are being re-positioned. Adjusted CFFO would have been approximately $0.35 per share if not for the unusual weather-related costs, real estate taxes and referral fees discussed later in this release.

•	The Company completed the acquisition of one senior living community in the first quarter for a purchase price of approximately $14.6 million.

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“We are pleased to report positive results for the first quarter as we continue to recover from high levels of attrition in 2013, with growth in revenue, EBITDAR and occupancy,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “These improvements were achieved despite harsh winter weather; however, winter related expenses negatively impacted first quarter financial results. We are focused on reducing attrition and increasing occupancy by converting approximately 360 vacant independent living units to assisted living and memory care units. Once these converted units are stabilized, we expect overall occupancy to increase by approximately 300 basis points, to 90%.”

“Complementing this organic growth is a robust pipeline that allows us to continue our disciplined and strategic acquisition program that increases our ownership of high-quality senior living communities in geographically concentrated regions and generates meaningful increases in CFFO, earnings and real estate value. We differentiate Capital Senior Living as the value leader in providing quality seniors housing and care at reasonable prices. We believe that we are well positioned to make meaningful gains in shareholder value as a substantially all private-pay business in an industry that benefits from need-driven demand, limited new supply, and an improving economy and housing market.”

Recent Investment Activity

•	In the first quarter of 2014, the Company completed the acquisition of a senior living community for a purchase price of approximately $14.6 million. This community enhances the Company’s geographic concentration around Ohio and is comprised of 78 units offering assisted living and memory care.

Highlights of this transaction include:

•	Incremental earnings of $0.2 million, or $0.01 per share.

•	Additional Adjusted CFFO of $0.5 million, or $0.02 per share.

•	Increases annual revenue by $4.5 million.

•	Average occupancy above 95%.

•	Average monthly rents are approximately $4,700.

•	The community was financed with approximately $11.0 million of non-recourse 12-year mortgage debt with a fixed interest rate of 5.43%.

•	The Company is expected to acquire approximately $84 million of high-quality senior living communities in regions with extensive operations in the second quarter of 2014, subject to customary closing conditions. In addition, the Company is conducting due diligence on approximately $34 million of additional transactions consisting of high-quality senior living communities in regions with extensive existing operations. Subject to completion of due diligence and customary closing conditions, these transactions are expected to close in the third quarter of 2014.

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Financial Results - First Quarter

For the first quarter of 2014, the Company reported revenue of $91.9 million, compared to revenue of $86.2 million in the first quarter of 2013. Resident and healthcare revenue increased from the first quarter of the prior year by approximately $5.4 million, or 6.4%, largely as a result of acquiring 11 communities since the first quarter of 2013. The number of consolidated communities increased from 99 in the first quarter of 2013 to 110 in the first quarter of 2014.

During 2013, the Company decided to close the skilled nursing units in its two CCRC’s and convert this space to private-pay use. Excluding the two CCRC’s that are being re-positioned, average monthly rent for the consolidated communities was $3,126 per occupied unit in the first quarter of 2014, an increase of $64, or 2.1%, over the first quarter of 2013. Financial occupancy of the consolidated portfolio averaged 87.1% in the first quarter of 2014.

As a percentage of resident and healthcare revenue, operating expenses were 61.8% in the first quarter of 2014, compared to 59.1% in the first quarter of 2013. Margins were negatively impacted by a particularly harsh winter, including higher costs for utilities and snow removal. Margins were also negatively impacted by higher real estate taxes compared to the prior period which reflected multi-year tax adjustments from successful appeals coupled with higher tax assessments in the current quarter that are now under appeal. Higher move-ins during the quarter resulted in higher referral fees to third parties. The unusual weather-related costs, along with higher real estate taxes and higher referral fees totaled approximately $1.6 million and increased operating expenses by 1.8% of revenue. Operating expenses for the first quarter of 2014 were $55.7 million, an increase of $5.6 million from the first quarter of 2013, primarily due to 11 additional communities now being consolidated.

General and administrative expenses as a percentage of revenues under management were 4.9% in the first quarter of 2014, excluding transaction costs of approximately $0.5 million.

Adjusted EBITDAR for the first quarter of 2014 was approximately $31.0 million, an increase of $0.5 million, or 1.7%, from the first quarter of 2013. Excluding the two CCRC’s being re-positioned, EBITDAR margin for the first quarter of 2014 was 34.7%. EBITDAR margin would have been 36.5% if not for the unusual weather-related costs, real estate taxes and referral fees discussed above.

Adjusted net income for the first quarter of 2014 was $0.2 million, excluding non-recurring or non-economic items reconciled on the final page of this release. This compares to a net loss of $4.6 million, or $0.16 per share, before adjusting for these non-recurring or non-economic items. Adjusted CFFO was $7.9 million or $0.28 per share in the first quarter of 2014. Adjusted CFFO would have been approximately $0.07 per share higher if not for the unusual weather-related costs, real estate taxes and referral fees discussed above.

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Operating Activities

The Company is well positioned as a substantially all private-pay business and intends to further differentiate itself by enhancing its private-pay revenues. Two CCRC’s are being re-positioned with formerly skilled nursing space being converted to private-pay use. While these communities are being re-positioned, same-community results for these two communities will be excluded.

At communities under management, excluding the communities referenced above, same-community revenue in the first quarter of 2014 increased 0.8% versus the first quarter of 2013. Same-community expenses increased 5.1% from the first quarter of the prior year. The increase in expenses was primarily due to higher costs from the harsh winter, including heating costs and snow removal, along with real estate taxes and referral fees. Excluding these unusual items, same community expenses increased 1.0% and net operating income increased 0.8% from the fourth quarter of 2013. Same-community occupancies were 86.9%, a 20 basis point sequential improvement from the fourth quarter of 2013. Average rents were $3,115 per occupied unit, or 1.2%, higher than the first quarter of the prior year.

Capital expenditures for the first quarter of 2014 were approximately $3.1 million, representing $2.2 million of investment spending and $0.9 million of recurring capital expenditures. If annualized, spending for recurring capital expenditures was approximately $325 per unit.

Balance Sheet

The Company ended the quarter with $23.0 million of cash and cash equivalents, including restricted cash. During the quarter, the Company invested $3.6 million of cash as equity to complete an acquisition and spent $3.1 million on capital improvements.

As of March 31, 2014, the Company financed its 60 owned communities with mortgages totaling $485.0 million at interest rates averaging 5.25%. All of the Company’s debt is at fixed interest rates, except three bridge loans totaling approximately $22.5 million at variable rates averaging 4.24%. The Company has no mortgage maturities before the third quarter of 2015.

The Company’s mortgage debt includes a loan portfolio of 15 assets totaling approximately $112.7 million as of March 31, 2014. Originally structured as 10-year fixed rate mortgages with a maturity date of July 2015, this loan portfolio has a blended fixed rate of 5.96%. The Company is pursuing a refinance of this loan portfolio to take advantage of lower interest rates and the appreciation in value of the Company’s owned communities. Based on current rates, the Company expects to lower the interest rate on this portfolio approximately 150 basis points. This anticipated refinancing is expected to close at the end of the second quarter of 2014, generating approximately $30 million in additional proceeds and lowering the Company’s overall borrowing costs. Additional cash is expected to be generated upon the planned sale of certain non-core owned communities in the third quarter of 2014. Cash on hand, cash flow from operations, net proceeds from this anticipated refinancing and community sales are expected to be sufficient for working capital, prudent reserves and equity needed to fund the Company’s acquisition program.

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Q1 2014 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s first quarter financial results. The call will be held on Tuesday, May 6, 2014 at 5:00 p.m. Eastern Time. The call-in number is 913-312-1227, confirmation code 3998352. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting May 6, 2014 at 8:00 p.m. Eastern Time, until May 13, 2014 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 3998352. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, beginning May 7, 2014.

Non-GAAP Financial Measures

Adjusted EBITDAR, Adjusted EBITDAR Margin, Adjusted Net Income and Adjusted CFFO are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. The Company believes that these non-GAAP measures are useful in identifying trends in day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance. In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in the senior living industry. The Company strongly urges you to review the reconciliation of net income from operations to Adjusted EBITDAR and Adjusted EBITDAR Margin and the reconciliation of net loss to Adjusted Net Income and Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior living services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. The Company operates 113 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 14,700 residents.

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Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, refinancing, community sales, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2014	2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,601	$13,611
Restricted cash	11,431	11,425
Accounts receivable, net	5,277	3,752
Accounts receivable from affiliates	197	416
Federal and state income taxes receivable	4,941	5,123
Deferred taxes	708	845
Property tax and insurance deposits	7,587	11,036
Prepaid expenses and other	4,372	6,605

Total current assets	46,114	52,813
Property and equipment, net	659,460	649,967
Investments in unconsolidated joint ventures	1,009	1,010
Other assets, net	38,099	41,759

Total assets	$744,682	$745,549

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,356	$3,813
Accounts payable to affiliates	3	1
Accrued expenses	25,996	29,321
Current portion of notes payable	9,974	11,918
Current portion of deferred income	11,418	11,215
Current portion of capital lease and financing obligations	959	948
Customer deposits	1,691	1,489

Total current liabilities	53,397	58,705
Deferred income	17,502	18,021
Capital lease and financing obligations, net of current portion	40,926	41,093
Deferred taxes	708	845
Other long-term liabilities	1,526	1,559
Notes payable, net of current portion	475,888	467,376
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value: Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value: Authorized shares — 65,000; issued and outstanding shares 29,006 and 28,845 in 2014 and 2013, respectively	294	292
Additional paid-in capital	145,151	143,721
Retained earnings	10,224	14,871
Treasury stock, at cost – 350 shares	(934)	(934)

Total shareholders’ equity	154,735	157,950

Total liabilities and shareholders’ equity	$744,682	$745,549

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
Revenues:
Resident and health care revenue	$90,174	$84,775
Affiliated management services revenue	208	185
Community reimbursement revenue	1,475	1,265

Total revenues	91,857	86,225
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	55,691	50,120
General and administrative expenses	4,971	4,922
Facility lease expense	14,794	14,270
Stock-based compensation expense	1,360	996
Depreciation and amortization expense	10,951	11,889
Community reimbursement expense	1,475	1,265

Total expenses	89,242	83,462

Income from operations	2,615	2,763
Other income (expense):
Interest income	12	104
Interest expense	(7,137)	(5,684)
Gain on disposition of assets, net	4	1
Equity in earnings of unconsolidated joint ventures, net	41	3
Other income	8	12

Loss before (provision) benefit for income taxes	(4,457)	(2,801)
(Provision) Benefit for income taxes	(190)	725

Net loss	$(4,647)	$(2,076)

Per share data:
Basic net loss per share	$(0.16)	$(0.07)

Diluted net loss per share	$(0.16)	$(0.07)

Weighted average shares outstanding — basic	28,146	27,584

Weighted average shares outstanding — diluted	28,146	27,584

Comprehensive loss	$(4,647)	$(2,076)

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended March 31,
	2014	2013
Operating Activities
Net loss	$(4,647)	$(2,076)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,951	11,889
Amortization of deferred financing charges	320	365
Amortization of deferred lease costs and lease intangibles	308	325
Deferred income	(316)	(1,070)
Deferred income taxes	—	(175)
Gain on disposition of assets, net	(4)	(1)
Equity in earnings of unconsolidated joint ventures, net	(41)	(3)
Provision for bad debts	238	20
Stock based compensation expense	1,360	996
Changes in operating assets and liabilities:
Accounts receivable	(1,763)	(2,514)
Accounts receivable from affiliates	219	360
Property tax and insurance deposits	3,449	2,559
Prepaid expenses and other	2,233	2,292
Other assets	438	(493)
Accounts payable	(455)	(4,885)
Accrued expenses	(3,325)	(1,480)
Federal and state income taxes receivable	182	(564)
Customer deposits	202	3

Net cash provided by operating activities	9,349	5,548
Investing Activities
Capital expenditures	(3,106)	(2,135)
Cash paid for acquisitions	(14,600)	(6,741)
Proceeds from disposition of assets	4	—
Distributions from joint ventures	42	42

Net cash used in investing activities	(17,660)	(8,834)
Financing Activities
Proceeds from notes payable	11,000	16,381
Repayments of notes payable	(4,432)	(14,447)
Increase in restricted cash	(6)	(6)
Cash payments for capital lease obligations	(156)	(143)
Cash proceeds from the issuance of common stock	135	1,271
Excess tax benefits on stock options exercised	(63)	(652)
Deferred financing charges paid	(177)	(132)

Net cash provided by financing activities	6,301	2,272

Decrease in cash and cash equivalents	(2,010)	(1,014)
Cash and cash equivalents at beginning of period	13,611	18,737

Cash and cash equivalents at end of period	$11,601	$17,723

Supplemental Disclosures
Cash paid during the period for:
Interest	$6,429	$5,150

Income taxes	$44	$23

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Capital Senior Living Corporation

Supplemental Information

	Communities		Average Resident Capacity		Average Units
	Q1 14	Q1 13	Q1 14	Q1 13	Q1 14	Q1 13
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	60	49	7,689	6,744	6,124	5,417
Leased	50	50	6,333	6,298	5,024	5,029
Joint Venture communities (equity method)	3	3	674	674	434	433

Total	113	103	14,696	13,716	11,582	10,879

Independent living			7,597	7,185	6,220	6,180
Assisted living			7,099	5,816	5,362	4,531
Continuing Care Retirement Communities			—	715	—	168

Total			14,696	13,716	11,582	10,879

II. Percentage of Operating Portfolio
Consolidated communities
Owned	53.1%	48.0%	52.3%	49.2%	52.9%	49.8%
Leased	44.2%	49.0%	43.1%	45.9%	43.4%	46.2%
Joint Venture communities (equity method)	2.7%	3.0%	4.6%	4.9%	3.7%	4.0%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			51.7%	52.4%	53.7%	56.8%
Assisted living			48.3%	42.4%	46.3%	41.7%
Continuing Care Retirement Communities			—	5.2%	—	1.5%

Total			100.0%	100.0%	100.0%	100.0%

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Capital Senior Living Corporation

Supplemental Information (excludes 2 communities being re-positioned)

	Q1 14	Q1 13
Selected Operating Results
I. Owned communities
Number of communities	58	47
Resident capacity	7,144	6,029
Unit capacity	5,675	4,800
Financial occupancy (1)	87.9%	88.4%
Revenue (in millions)	42.9	34.9
Operating expenses (in millions) (2)	24.7	19.1
Operating margin	43%	45%
Average monthly rent	2,865	2,744
II. Leased communities
Number of communities	50	50
Resident capacity	6,333	6,298
Unit capacity	5,024	5,029
Financial occupancy (1)	86.1%	86.6%
Revenue (in millions)	44.5	44.1
Operating expenses (in millions) (2)	22.6	21.7
Operating margin	49%	51%
Average monthly rent	3,428	3,372
III. Consolidated communities
Number of communities	108	97
Resident capacity	13,477	12,327
Unit capacity	10,700	9,829
Financial occupancy (1)	87.1%	87.5%
Revenue (in millions)	87.4	79.0
Operating expenses (in millions) (2)	47.3	40.8
Operating margin	46%	48%
Average monthly rent	3,126	3,062
IV. Communities under management
Number of communities	111	100
Resident capacity	14,151	13,001
Unit capacity	11,133	10,262
Financial occupancy (1)	87.1%	87.2%
Revenue (in millions)	91.5	82.7
Operating expenses (in millions) (2)	49.6	42.9
Operating margin	46%	48%
Average monthly rent	3,145	3,079
V. Same communities under management
Number of communities	99	99
Resident capacity	12,962	12,932
Unit capacity	10,244	10,245
Financial occupancy (1)	86.9%	87.2%
Revenue (in millions)	83.2	82.5
Operating expenses (in millions) (2)	44.6	42.8
Operating margin	46%	48%
Average monthly rent	3,115	3,077
VI. General and Administrative expenses as a percent of Total Revenues under Management
First Quarter (3)	4.9%	5.1%
VII. Consolidated Mortgage Debt Information (in thousands, except interest rates) (excludes insurance premium and auto financing)
Total fixed rate mortgage debt	462,445	363,956
Total variable rate mortgage debt	22,522	—
Weighted average interest rate	5.25%	5.24%

(1)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(2)	Excludes management fees, insurance and property taxes.
(3)	Excludes transaction costs incurred by the Company.

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CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
Adjusted EBITDAR
Net income from operations	$2,615	$2,763
Depreciation and amortization expense	10,951	11,889
Stock-based compensation expense	1,360	996
Facility lease expense	14,794	14,270
Provision for bad debts	238	20
Casualty losses	314	88
Transaction costs	487	424
CCRC’s being repositioned	208	—

Adjusted EBITDAR	$30,967	$30,450

Adjusted EBITDAR Margin
Adjusted EBITDAR	$30,967	$30,450
Total revenues	$91,857	$86,225
CCRC’s being repositioned	(2,709)	—

Adjusted revenues	$89,148	$86,225

Adjusted EBITDAR margin	34.7%	35.3%

Adjusted net income and net income per share
Net loss	$(4,647)	$(2,076)
Casualty losses, net of tax	198	55
Transaction costs, net of tax	307	267
Resident lease amortization, net of tax	2,205	3,602
Gain on disposition of assets, net of tax	(3)	(1)
Deferred tax asset valuation allowance	1,692	—
CCRC’s being repositioned, net of tax	503	—

Adjusted net income	$255	$1,847

Adjusted net income per share	$0.01	$0.07

Diluted shares outstanding	28,153	27,708
Adjusted CFFO and Adjusted CFFO per share
Net loss	$(4,647)	$(2,076)
Non-cash charges, net	12,816	12,346
Recurring capital expenditures	(1,028)	(948)
Casualty losses, net of tax	198	55
Transaction costs	487	424
Tax impact of Spring Meadows Transaction	(106)	(106)
Tax impact of lease modification	—	—
CCRC’s being repositioned, net of tax	179	—

Adjusted CFFO	$7,899	$9,695

Adjusted CFFO per share	$0.28	$0.35

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